Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES DECEMBER CASH DISTRIBUTION
     DALLAS, Texas, December 18, 2006 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.110175 per unit, payable on January 16, 2007, to unit holders of record on December 29, 2006.
     This month’s distribution increased from the previous month due primarily to increased oil production in the both the Waddell Ranch and Texas Royalty Properties, increased gas production in the Waddell Ranch, and slightly lower capital costs. This would primarily reflect production for the month of October. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 68,853 bbls and 280,192 mcf. The average price for oil was $53.27 per bbl and for gas was $5.88 per mcf. Capital expenditures were approximately $884,840. As of November 30, approximately 82% of the 2006 capital expenditures budget has been expended. It is anticipated the remaining capital expenditures will be fully met for the rest of the year.
     The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil		Oil	Gas
	(Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	68,853	280,192	$53.27	$5.88

Prior Month	50,686	234,102	$57.97	$6.98
For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085